EXHIBIT 3.4 CERTIFICATE OF AMENDMENT

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:45 PM 10/27/2014
FILED 04:15 PM 10/27/2014
SRV 141338340 - 4713149 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OICCO ACQUISITON I, INC.

First: That the Board of Directors of OICCO Acquisition I, Inc. (the "Corporation") by Unanimous Written Consent dated as of August 25, 2014, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment was as follows:

RESOLVED, that by amendment to the Corporation's Certificate of Incorporation, Article "FIRST" shall be deleted and the following shall be inserted in its place and stead:

FIRST: The name of the corporation (hereinafter called the "Corporation") is: CHAMPION PAIN CARE CORPORATION.

Second: That pursuant to Section 228 of the General Corporation Law of the State of Delaware, a consent setting forth the resolutions approving the amendment set forth above was signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer as of the 27th day of October, 2014.

By: /s/ Terrance Owen
Terrance Owen
CEO